EXHIBIT 99

FOR IMMEDIATE RELEASE



FOR:                                       CONTACT:
     Packaging Dynamics Corporation            Mr. Patrick T. Chambliss
     3900 West 43rd Street                     Packaging Dynamics Corporation
     Chicago, IL  60632                        (773) 843-8113


     PACKAGING DYNAMICS CORPORATION ANNOUNCES COMPLETION OF PAPERCON, INC.
                ACQUISITION AND EXECUTIVE MANAGEMENT STRUCTURE

Chicago, IL: Tuesday, September 14, 2004 - Packaging Dynamics Corporation (NASDAQ-PKDY)(the "Company" or "Packaging Dynamics") today announced the completion of the previously announced acquisition of Papercon, Inc. ("Papercon"). In addition, the Company announced that its Board of Directors approved corporate officer appointments in connection with the completion of the Papercon acquisition.

Acquisition of Papercon, Inc.

Effective today, the Company has completed the previously announced acquisition of Papercon, a manufacturer and marketer of a broad range of paper- and foil-based specialty packaging products for foodservice, supermarket, quick service restaurant and food processor customers. Papercon is headquartered at its Atlanta, Georgia manufacturing facility and also has manufacturing facilities near Dallas, Texas and Los Angeles, California. During 2003, Papercon had net sales of approximately $85 million.

"We are excited to have completed the Papercon acquisition. The combination of Papercon with Packaging Dynamics will significantly broaden our product line, customer base and geographic presence. Our increased capabilities will enable us to better serve customers in each of our markets," said Frank V. Tannura, Chairman and Chief Executive Officer.

Executive Management Structure

The Company's Board of Directors approved the following officer appointments effective immediately:

         Frank V. Tannura was named Chief Executive Officer and will remain the Company's Chairman.

         Phillip D. Harris was named Chief Operating Officer and will remain the Company's President.

         Gaby A. Ajram will remain President of Papercon and become an officer of the Company. Mr. Ajram has been the President and owner of Papercon since 1991.

         Henry C. Newell was named Vice President, Operations and will assume responsibilities principally related to acquisition integration, operational improvement and procurement. Mr. Newell was previously the Company's Vice President and Chief Financial Officer.

         Patrick T. Chambliss was named Vice President and Chief Financial Officer. Mr. Chambliss has served as a consultant to the Company since 2003. Previously, Mr. Chambliss was employed in the investment banking division of Merrill Lynch & Co. and in the transaction services and audit groups of PricewaterhouseCoopers.

The following executives will continue in their previous positions:

         Randy L. Van Antwerp will remain the Company's Vice President and General Manager - Food Packaging.

         Jeremy S. Lawrence will remain the Company's Vice President and General Manager - Specialty Laminations.

         Michael J. Klaes will remain Papercon's Vice President - Finance and Operations.

"I have been quite pleased with the Company's accomplishments since becoming an independent public company in 2002. The addition of Gaby Ajram and Pat Chambliss strengthens our executive leadership team. Gaby Ajram brings many years of experience in our industry and an entrepreneurial spirit that will prove invaluable. Pat Chambliss has a broad finance background and a strong knowledge of our business. Together, we look forward to delivering on the many opportunities we see to grow the Company and enhance shareholder value," said Mr. Tannura.

About Packaging Dynamics

Packaging Dynamics, headquartered in Chicago, Illinois, is a flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets.

Packaging Dynamics Forward-Looking Language

The statements contained in this press release are forward-looking and are identified by the use of forward- looking words and phrases, such as "estimates," "plans," "expects," "to continue," "subject to," "target" and such other similar phrases. These forward-looking statements are based on the current expectations of the company. Because forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are: (i) changes in consumer demand and prices resulting in a negative impact on revenues and margins; (ii) raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies; (iii) increased competition in the company's product lines; (iv) changes in capital availability or costs; (v) workforce factors such as strikes or labor interruptions; (vi) the ability of the company and its subsidiaries to develop new products, identify and execute capital programs and efficiently integrate acquired businesses; (vii) the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations; (viii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; and (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.